Exhibit 99.1

News	Contact: Emily Parker ViaSat Inc. 760-476-2633 www.viasat.com
ViaSat Reports Record Fiscal 2009 Second Quarter Results
Record $255.5 million in new awards pushes sales backlog above $523 million
     Carlsbad, CA -November 6, 2008 — ViaSat Inc. (NASDAQ: VSAT), a producer of innovative satellite and other wireless communications and networking systems, today announced financial results for the second quarter of fiscal year 2009. The fiscal second quarter results include record net new contract awards of $255.5 million, record revenues of $159.3 million, and non-GAAP diluted net income per share of $0.39 or $0.29 per share on a diluted GAAP basis. Year-to-date, ViaSat reported net new contract awards of $461.4 million, total revenues of $312.2 million and non-GAAP diluted net income per share of $0.68 or $0.49 per share on a diluted GAAP basis.
     “ViaSat delivered an outstanding second quarter with new records in revenue and contract awards powered by growing adoption of our products in the defense markets,” said Mark Dankberg, CEO and chairman of ViaSat. “Certainly, the strong new order flow improves visibility and confidence in our growth outlook in what might otherwise be an uncertain environment. Plus, we are enthusiastic about the longer term strategic significance of recent awards and program achievements in information assurance, defense satellite communications, and both consumer and mobile broadband.”
Financial Results1

			First 6	First 6
(In millions, except per share data)	Q2 2009	Q2 2008	Mos. FY09	Mos. FY08
Revenues	$159.3	$146.6	$312.2	$275.2
Net income	$9.3	$8.6	$15.5	$12.8
Diluted per share net income	$0.29	$0.27	$0.49	$0.40
Non-GAAP net income [2]	$12.5	$11.2	$21.6	$18.0
Non-GAAP diluted net income per share [2]	$0.39	$0.35	$0.68	$0.56
Fully diluted weighted average shares	32.1	32.2	31.9	32.2

New orders/Contract awards	$255.5	$189.5	$461.4	$325.5
Sales backlog	$523.6	$439.0	$523.6	$439.0

[1]	ViaSat uses a 52 or 53 week fiscal year which ends on the Friday closest to March 31. ViaSat’s quarters for fiscal year 2009 end on June 27, 2008, October 3, 2008, January 2, 2009 and
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April 3, 2009. Fiscal year 2009 is a 53 week year, compared with a 52 week year in fiscal year 2008. The second quarter of fiscal year 2009 included one additional week for a total of 14 weeks. ViaSat does not believe the extra week results in any material impact on its financial results.

[2]	All non-GAAP numbers have been adjusted to exclude the effects of acquisition charges (amortization of intangible assets) and non-cash stock-based compensation expenses. A reconciliation of specific adjustments to GAAP results for these periods is included in the “Reconciliation Between GAAP Net Income and Non-GAAP Net Income” table contained in this release. A description of our use of non-GAAP information is provided below under “Use of Non-GAAP Financial Information.”
     During the fourth quarter of fiscal year ended March 28, 2008, we made management and organizational structure changes to better align the organization with recent strategic changes, which resulted in a new segment presentation. We have recast the data for the prior fiscal year periods presented to conform to the current period presentation. Our Satellite Services segment is primarily comprised of our expanding maritime and airline broadband and enterprise VSAT services plus our ViaSat-1 satellite. Our Commercial Networks segment comprises our former Satellite Networks and Antenna Systems segments, except for the Satellite Services segment.
Government Systems Segment
     The Government Systems segment posted record quarterly revenues of $97.3 million, a 21.9% increase over the second quarter of fiscal year 2008. The growth was primarily related to higher revenues for information assurance development programs, next generation military satellite communication systems and video data link systems and higher sales of information assurance products. New contract awards in our Government Systems segment for the second quarter of fiscal year 2009 were $157.3 million.
Commercial Networks Segment
     For the Commercial Networks segment, revenues were $59.2 million for the second quarter, a 9.1% decrease from the second quarter of fiscal year 2008. The revenue decrease was primarily due to lower sales of our consumer broadband and enterprise VSAT product sales, partially offset by higher mobile satellite systems development revenue. New contract awards in our Commercial Networks segment for the second quarter of fiscal year 2009 were $94.1 million.
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Satellite Services Segment
     Our Satellite Services segment contributed revenues of $2.8 million for the second quarter, which was a 69.9% increase from the second quarter of fiscal year 2008. New contract awards in our Satellite Services segment for the second quarter were $4.1 million.
Selected Second Quarter 2009 Business Highlights
•	$50 million contract award from Skylogic, the broadband subsidiary of Eutelsat Communications, to begin construction of on-ground, baseband infrastructure for the previously announced high-capacity KA-SAT Ka-band satellite system.

•	Contract awards totaling $25 million for LinkWayx®S2 satellite modems to support the U.S. Army, USMC, and other U.S. Department of Defense (DoD) customers; introduce DoD-approved transmission security (TRANSEC) to the system; and fund new features that will provide continuing improvements in throughput and efficiency.

•	$9.3 million award from the Defense Information Systems Agency (DISA) to continue the development of the UHF SATCOM Integrated Waveform to support new applications that require better performance and higher channel throughput.

•	$9.8 million award for Multifunctional Information Distribution System Joint Tactical Radio System (MIDS JTRS) Production Transition Terminals (PTTs).

•	First deployment of a new hatch-mount mobile satellite terminal for C-130 aircraft, an extension of our ArcLight® mobile broadband system, by U.S. Special Operations Command (USSOCOM) for transmitting high resolution video and two-way broadband communications for command and control.

•	Delivered the 2000th Enhanced Bandwidth Efficient Modem for DoD teleport and U.S. Navy operations.

•	Continuing orders for SurfBeam® satellite broadband terminals from Eutelsat for its growing ToowaySM consumer satellite broadband service in Europe; the most recent a 5,000 terminal order for a service launch in Italy.

•	Growing application of subsidiary Intelligent Compression Technology’s AcceleNet® WAN acceleration software, including deployment in a 1000-site ViaSat LinkStar® network system sale to UK-based, Bentley Walker Telecom.
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•	Ranked 28th on Deloitte “Fast 50” list of fastest growing San Diego technology companies based on percentage revenue growth over the past five years, our sixth time on the list.

•	Subsequent to quarter end, on October 31, 2008, we entered into a three year, $85 million revolving credit facility with Bank of America, N.A., JPMorgan Chase Bank, N.A. and Union Bank of California, N.A.
Safe Harbor Statement
     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements that refer to our growth outlook and the strategic significance of recent awards and program achievements. In some cases, forward-looking statements can be identified by terminology such as “believes,” “expects,” “may,” “will,” “should,” “could,” “anticipates” or “intends” or the negative of such terms or other comparable terminology. ViaSat wishes to caution you that actual results could differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ include: product design flaws or defects; ViaSat’s ability to develop new products that gain market acceptance; changes in product supply, pricing and customer or end user demand; changes in relationships with, or the financial condition of, key customers or suppliers; changes in government regulations; changes in economic conditions globally and in the communications markets in particular; increased competition; potential product liability, infringement and other claims; and other factors affecting the communications industry generally. In addition, ViaSat refers you to the risk factors contained in its SEC filings available at www.sec.gov, including without limitation, the most recent ViaSat Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. These documents contain and identify other important factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statements for any reason.
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Conference Call
     ViaSat Inc. will host a conference call to discuss these fiscal year 2009 second quarter results at 12:30 PM Eastern Time on Thursday, November 6, 2008. The dial-in number is (800) 762-8795 and (480) 248-5085 internationally. The passcode is 3938793. A replay will be available for 24 hours beginning at 1:30 PM ET November 6 at (800) 406-7325 and (303) 590-3030 internationally. The passcode is 3938793. You can also access our conference call webcast and other material financial information discussed on our conference call (including any information required by Regulation G) on the Investor Relations Events Calendar page of our corporate Web site (www.viasat.com). The call will be archived and available on that site for at least twelve months immediately following the conference call.
About ViaSat (www.viasat.com)
     ViaSat produces innovative satellite and other digital communication products that enable fast, secure, and efficient communications to any location. The company provides networking products and managed network services for enterprise IP applications; is a key supplier of network-centric military communications and encryption technologies to the U.S. government; and is the primary technology partner for gateway and customer-premises equipment for consumer and mobile satellite broadband services. The company has five subsidiaries: US Monolithics, Efficient Channel Coding, Enerdyne Technologies, Intelligent Compression Technologies, and JAST. These companies design and produce complementary products such as monolithic microwave integrated circuits, DVB-S2 satellite communication components, video data link systems, data acceleration and compression products, and mobile satellite antenna systems. ViaSat has locations in Carlsbad, CA, and Duluth, GA, along with its Comsat Laboratories division in Germantown, MD. Additional field offices are located in Boston, MA, Baltimore, MD, Washington DC, Tampa, FL, Gilbert, AZ, Australia, China, India, Italy, and Spain.
Use of Non-GAAP Financial Information
To supplement ViaSat’s consolidated financial statements presented in accordance with GAAP, ViaSat uses non-GAAP net income, a measure ViaSat believes is appropriate to enhance an overall understanding of its past financial performance and prospects for the future. Non-GAAP net income excludes the effects of acquisition charges (amortization of intangible assets) and non-cash stock-based compensation expenses. We believe the non-GAAP results provide useful information to both management and investors by excluding specific expenses that we believe are not indicative of our core operating results. In addition, since we have historically reported non-GAAP results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting and facilitates comparisons to the company’s historical operating results. Further, these adjusted non-GAAP results are among the primary indicators that management uses as a basis for planning and forecasting in future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in
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accordance with generally accepted accounting principles. A reconciliation of specific adjustments to GAAP results is provided in the “Reconciliation Between GAAP Net Income and Non-GAAP Net Income” table contained in this release.
Tooway is a service mark of Eutelsat Communications
AcceleNet® is a registered trademark of Intelligent Compression Technologies, Inc.
ArcLight, LinkStar, LinkWay, and SurfBeam are registered trademarks of ViaSat, Inc.
Comsat Labs and Comsat Laboratories are tradenames of ViaSat Inc. Neither Comsat Labs nor Comsat Laboratories is affiliated with COMSAT Corporation. “Comsat” is a registered trademark of COMSAT Corporation.
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Condensed Consolidated Statement of Operations
(Unaudited)
(In thousands, except per share data)

	Three months ended		Six months ended
	October 3, 2008	September 28, 2007	October 3, 2008	September 28, 2007
Revenues	$159,280	$146,625	$312,241	$275,187
Operating expenses:
Cost of revenues	115,551	104,513	223,571	200,909
Selling, general & administrative	25,430	20,424	49,034	38,154
Independent research and development	6,656	8,433	16,496	15,810
Amortization of intangible assets	2,340	2,391	4,680	4,784

Income from operations	9,303	10,864	18,460	15,530
Interest, net	477	1,329	1,093	2,547

Income before income taxes and minority interest	9,780	12,193	19,553	18,077
Provision for income taxes	505	3,479	3,908	5,060
Minority interest in net earnings of subsidiary, net of tax	17	129	96	251

Net Income	$9,258	$8,585	$15,549	$12,766

Diluted net income per share	$0.29	$0.27	$0.49	$0.40

Diluted common equivalent shares	32,138	32,231	31,890	32,229

RECONCILIATION BETWEEN GAAP NET INCOME AND NON-GAAP NET INCOME IS AS FOLLOWS:
GAAP net income	$9,258	$8,585	$15,549	$12,766
Amortization of intangible assets	2,340	2,391	4,680	4,784
Stock-based compensation expense:	2,860	1,881	5,049	3,693
Income tax effect	(1,946)	(1,608)	(3,657)	(3,211)

Non-GAAP net income	$12,512	$11,249	$21,621	$18,032

Non-GAAP diluted net income per share	$0.39	$0.35	$0.68	$0.56

Diluted common equivalent shares	32,138	32,231	31,890	32,229
Condensed Consolidated Balance Sheet
(Unaudited)
(In thousands)

			Liabilities and
Assets	October 3, 2008	March 28, 2008	Stockholders’ Equity	October 3, 2008	March 28, 2008
Current Assets:			Current liabilities:
Cash and S-T investments	$90,790	$125,219	Accounts payable	$55,323	$52,317
Accounts receivable, net	157,844	155,484	Accrued liabilities	57,248	75,058
Inventory	59,760	60,326	Line of credit	—	—

Deferred income taxes	18,685	18,664	Total current liabilities	112,571	127,375
Other current assets	17,131	15,933

Total current assets	344,210	375,626	Other liabilities	18,585	17,290

Goodwill	66,407	66,407	Total liabilities	131,156	144,665

Other intangible assets, net	20,797	25,477	Minority interest	3,904	2,289
Property and equip, net	111,922	64,693
Other assets	19,954	18,891	Total stockholders’ equity	428,230	404,140

	$563,290	$551,094		$563,290	$551,094